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                                                                      EXHIBIT 12

                                   BELO CORP.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                 Year Ended December 31,
                                          ------------------------------------------------------------------------
                                              1998           1999           2000           2001           2002
                                          ------------   ------------   ------------   ------------   ------------
Earnings:
        Earnings before income taxes
              and the cumulative effect
              of accounting changes       $    130,460   $    276,453   $    266,834   $     21,763   $    213,454
        Add:  Total fixed charges              112,082        116,032        137,808        115,796        108,298
        Less:  Interest capitalized              1,680          2,552          2,398            489            573
                                          ------------   ------------   ------------   ------------   ------------
                    Adjusted earnings     $    240,862   $    389,933   $    402,244   $    137,070   $    321,179
                                          ============   ============   ============   ============   ============

Fixed Charges:
        Interest                          $    109,318   $    113,160   $    135,178   $    113,163   $    105,381
        Portion of rental expense
              representative of the
              interest factor (1)                2,764          2,872          2,630          2,633          2,917
                                          ------------   ------------   ------------   ------------   ------------
                    Total fixed charges   $    112,082   $    116,032   $    137,808   $    115,796   $    108,298
                                          ============   ============   ============   ============   ============

Ratio of Earnings to Fixed Charges               2.15x          3.36x          2.92x          1.18x          2.97x
                                          ============   ============   ============   ============   ============


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(1)      For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.